                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


                  AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of October 20, 2003 (this "Agreement"), between SIRIUS SATELLITE RADIO INC., a Delaware corporation (the "Company"), and GUY JOHNSON (the "Executive").

         In consideration of the mutual covenants and conditions set forth herein, the Company and the Executive agree as follows:

         1. Employment. Subject to the terms and conditions of this Agreement, the Company hereby employs the Executive, and the Executive hereby accepts employment with the Company.

         2. Duties and Reporting Relationship. (a) Subject to the terms of
Section 2(b), the Executive shall be employed in the capacity of Executive Vice President, Sales, of the Company. In such capacity, the Executive shall be responsible for the Company's sales department and its activities.

         (b) On April 1, 2004, the Executive shall surrender his title as Executive Vice President, Sales, and such title shall be replaced with the title, Chief Marketing Officer of the Company. In such capacity, the Executive shall be responsible for supporting the company's sales and marketing activities on a strategic and tactical level.

         (c) During the Term (as defined below), the Executive shall, on a full-time basis and consistent with the needs of the Company to achieve the goals of the Company, use his skills and render services to the best of his ability in supervising the business and affairs of the Company. In addition, the Executive shall perform such other activities and duties consistent with his position as the Chief Executive Officer of the Company shall from time to time reasonably specify and direct.

         (d) The Executive shall perform his duties and conduct his business at such location as the Company shall reasonably designate.

         (e) The Executive shall report to the President and Chief Executive Officer of the Company.

         3. Term. The term of this Agreement shall commence on the date hereof and end on January 6, 2005, unless terminated earlier pursuant to the provisions of Section 6 or 9 (the "Term").

         4. Compensation. (a) During the period commencing on the date hereof and ending on March 30, 2004, the Executive shall be paid an annual base salary of $400,000. During the period commencing April 1, 2004 and ending on January 6, 2005, the Executive shall be paid an annual base salary of $266,000. The Executive's base salary shall be paid at least monthly and, at the option of the Company, may be paid more frequently. In the event the Executive's employment is terminated during the Term, the Executive's base salary shall be prorated through the date of termination.

         (b) On the date hereof, the Company shall grant to the Executive an option to purchase 2,000,000 shares of the Company's common stock, par value $.001 per share (the "Common Stock"), at an exercise price of $1.04 per share. Such options shall be subject to the terms and conditions set forth in the Option Agreement attached to this Agreement as Exhibit A.

         (c) The Company has developed a bonus program for the year ending December 31, 2003. This program includes a variety of objective milestones, such as number of subscribers, operating expense targets and product cost objectives. Such bonus plan permits the Executive to earn up to the following annual bonus:


                              Performance Targets                              Annual Bonus
                         (defined in the bonus plan)                      (as a % of base salary)
                         ----------------------------                     -----------------------

         Threshold Performance                                                      50%
         Desired Performance                                                        75%
         Outstanding Performance                                                   100%

The Company has the option, in its sole discretion, to pay any bonus in cash, restricted stock units, other securities of the Company, or any combination of the foregoing.

         (d) All compensation paid to the Executive hereunder shall be subject to any payroll and withholding deductions required by applicable law.

         5. Additional Compensation; Expenses and Benefits. (a) During the Term, the Company shall reimburse the Executive for all reasonable and necessary business expenses incurred and advanced by him in carrying out his duties under this Agreement.

         (b) During the Term, the Company shall reimburse the Executive for reasonable travel and accommodation expenses in accordance with the Company's policies. All such reimbursement will be made upon presentation of acceptable receipts to the Company. In connection with such reimbursements, the Company shall also pay the Executive an amount, which shall be calculated by the Company, sufficient for the Executive to pay all United States federal income taxes, if any, imposed upon the Executive with respect to the years ending December 31, 2003 and December 31, 2004 as a result of the reimbursement of expenses pursuant to this Section 5(b).

         (c) During the Term, the Executive shall be entitled to participate fully in any benefit plans, programs, policies and fringe benefits which may be made available to the executive officers of the Company generally, including, without limitation, medical, dental and life insurance; provided that the Executive shall participate in any severance, stock option or stock purchase or compensation plan currently in effect or subsequently established by the Company to the extent, and only to the extent, authorized by the plan document and expressly provided by the Board of Directors of the Company (the "Board") or the compensation committee thereof.

         6. Termination. The date upon which this Agreement is deemed to be terminated in accordance with any of the provisions of this Section 6 is referred to herein as the "Termination Date."

         (a) The Company has the right and may elect to terminate this Agreement for Cause at any time. For purposes of this Agreement, "Cause" means the occurrence or existence of any of the following:

                  (i) a material breach by the Executive of the terms of this Agreement or of his duty not to engage in any transaction that represents, directly or indirectly, self-dealing with the Company or any of its affiliates (which, for purposes hereof, shall mean any individual, corporation, partnership, association, limited liability company, trust, estate, or other entity or organization directly or indirectly controlling, controlled by, or under direct or indirect common control with the Company) which has not been approved by a majority of the disinterested directors of the Board, if in any such case such material breach remains uncured after ten days have elapsed following the date on which the Company gives the Executive written notice of such breach;

                  (ii) a breach by the Executive of any duty referred to in clause (i) above with respect to which at least one prior notice was given under clause (i);

                  (iii) any act of dishonesty, misappropriation, embezzlement, intentional fraud, or similar intentional misconduct by the Executive involving the Company or any of its affiliates;

                  (iv) the conviction or the plea of nolo contendre or the equivalent in respect of a felony;

                  (v) any damage of a material nature to any property of the Company or any of its affiliates caused by the Executive's willful misconduct or negligence;

                  (vi) the repeated nonprescription use of any controlled substance or the repeated use of alcohol or any other non-controlled substance that renders the Executive unfit to serve as an officer of the Company or its affiliates;

                  (vii) the Executive's failure to comply with the Board's instructions within five days; or

                  (viii) conduct by the Executive that, in the opinion of the Board, demonstrates unfitness to serve as an officer of the Company or its affiliates, including, without limitation, a finding by the Board or any regulatory authority that the Executive committed acts of unlawful harassment or violated any other state, federal or local law or ordinance prohibiting discrimination in employment.

Termination of the Executive for Cause pursuant to this Section 6(a) shall be communicated by a Notice of Termination. For purposes of this Agreement, a "Notice of Termination" shall mean delivery to the Executive of a copy of a resolution or resolutions duly adopted by the affirmative vote of not less than a majority of the directors present (in person or by teleconference) and voting at a meeting of the Board called and held for that purpose after reasonable notice to the Executive and reasonable opportunity for the Executive, together with the Executive's counsel, to be heard before the Board prior to such vote, finding that in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clauses (i) through (viii) of this Section 6(a) and specifying the particulars thereof. For purposes of this Section 6(a), this Agreement shall terminate on the date specified by the Board in the Notice of Termination.

         (b) (i) This Agreement and the Executive's employment shall terminate upon the death of the Executive.

         (ii) If the Executive is unable to perform the essential duties and functions of his position because of a disability, even with a reasonable accommodation, for one hundred eighty days within any three hundred sixty-five day period, and the Board, in its reasonable judgment, determines that the exigencies created by the Executive's disability are such that termination is warranted, the Board shall have the right and may elect to terminate the services of the Executive by a Notice of Disability Termination. For purposes of this Agreement, a "Notice of Disability Termination" shall mean a written notice that sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under this Section 6(b)(ii). For purposes of this Agreement, no such purported termination by the Board shall be effective without such Notice of Disability Termination. This Agreement shall terminate on the day such Notice of Disability Termination is received by the Executive.

         (c) Should the Executive wish to resign from his position with the Company during the Term, for other than Good Reason (as defined below), the Executive shall give fourteen days prior written notice to the Company. This Agreement shall terminate on the effective date of the resignation defined above, however, the Company may, at its sole discretion, request that the Executive perform no job responsibilities and cease his active employment immediately upon receipt of the notice from the Executive.

         (d) The Company shall have the absolute right to terminate the Executive's employment without Cause at any time. This Agreement shall terminate one day following receipt of such notice by the Executive, however, the Company may, at its sole discretion, request that the Executive cease active employment and perform no more job duties immediately upon provision of such notice to the Executive.

         (e) Should the Executive wish to resign from his position with the Company for Good Reason during the Term, the Executive shall give seven days prior written notice to the Company. This Agreement shall terminate on the date specified in such notice, however, the Company may, at its sole discretion, request the Executive cease active employment and perform no more job duties immediately upon receipt of such notice from the Executive.

         For purposes of this Agreement, "Good Reason" shall mean the continuance of any of the following events (without the Executive's prior written consent) for a period of thirty days after delivery to the Company by the Executive of a notice of the occurrence of such event:

                  (i) the assignment to the Executive by the Company of duties not reasonably consistent with the Executive's positions, duties, responsibilities, titles or offices at the commencement of the Term or any material reduction in his duties or responsibilities or any removal of the Executive from or any failure to re-elect the Executive to any of such positions (except in connection with the termination of the Executive's employment for Cause, disability or as a result of the Executive's death or by the Executive other than for Good Reason) not contemplated by this Agreement; or

                  (ii) any reduction in the Executive's base salary not contemplated by this Agreement;

                  (iii) any material breach by the Company of this Agreement; or

                  (iv) Joseph P. Clayton ceases for any reason to be the Chief Executive Officer of the Company.

         (f) Subject to the terms of Section 9, if the employment of the Executive is terminated without Cause or the Executive terminates his employment for Good Reason, then the Executive shall be entitled to (i) receive, and the Company shall pay to the Executive without setoff, counterclaim or other withholding, except as set forth in Section 4(c), a lump sum amount (in addition to any salary, benefits or other sums due the Executive through the Termination
Date) equal to (x) his base salary in effect on the date hereof for the period from the Termination Date through January 7, 2005 (the "Severance Period") and
(y) any annual bonuses, at a level equal to 75% of the Executive's base salary on the date hereof for the period on the Termination Date, that would have been customarily paid during the Severance Period; provided that in no event shall the sum of clauses (x) and (y) be less than 1.00 times the Executive's base salary on the date hereof; and (ii) a continuation of medical and life insurance benefits during the Severance Period, as if he had remained an active employee. Any amount becoming payable under Section 6(f)(i) shall be paid in immediately available funds within ten business days following the Termination Date.

         7. Nondisclosure of Confidential Information. (a) The Executive acknowledges that in the course of his employment he will occupy a position of trust and confidence. The Executive shall not, except as may be required to perform his duties or as required by applicable law, disclose to others or use, directly or indirectly, any Confidential Information.

         (b) "Confidential Information" shall mean information about the Company's business and operations that was learned by the Executive in the course of his employment by the Company, including, without limitation, any business plans, product plans, strategy, budget information, proprietary knowledge, patents, trade secrets, data, formulae, sketches, notebooks, blueprints, information and client and customer lists and all papers and records (including computer records) of the documents containing such Confidential Information, other than information that is publicly disclosed by the Company in writing. The Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage. The Executive agrees to deliver or return to the Company, at the Company's request at any time or upon termination or expiration of his employment or as soon as possible thereafter, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by or on behalf of the Company or prepared by the Executive in the course of his employment by the Company.

         (c) The provisions of this Section 7 shall survive any termination of this Agreement.

         8. Covenant Not to Compete. During the Restricted Period (as defined below), the Executive shall not, directly or indirectly, enter into the employment of, render services to, or acquire any interest whatsoever in (whether for his own account as an individual proprietor, or as a partner, associate, stockholder, officer, director, consultant, trustee or otherwise), or otherwise assist XM Satellite Radio Inc. or any successor to XM Satellite Radio Inc. Without limiting the generality of the foregoing, the Executive agrees that during the Restricted Period, the Executive shall not call on or otherwise solicit business or assist others to solicit business from any of the customers or potential customers of the Company as to any product or service that competes with any product or service provided or marketed by or under development by the Company at the end of the Term. The Executive agrees that during the Restricted Period he will not solicit or assist others to solicit the employment of or hire any employee of the Company without the prior written consent of the Company. For purposes of this Agreement, the "Restricted Period" shall mean one year following the end of the Term.

         9. Change of Control Provisions. (a) Notwithstanding the terms of
Section 6(f), if following a Change of Control (as defined below) the employment of the Executive is terminated without Cause or the Executive terminates his employment for Good Reason, then the Executive shall be entitled to (i) receive, and the Company shall pay to the Executive without setoff, counterclaim or other withholding, except as set forth in Section 4(b), an amount (in addition to any salary, benefits or other sums due the Executive through the Termination Date) equal to 1.75 times the Executive's base salary on the date hereof; and (ii) a continuation of medical and life insurance benefits until the second anniversary of the Termination Date, as if he had remained an active employee. Any amount becoming payable under Section 9(a)(i) shall be paid in immediately available funds within ten business days following the Termination Date.

         (b) For the purposes of this Agreement, a "Change of Control" shall mean the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any "person" or "group" (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), (ii) any person or group is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total voting power of the voting stock of the Company, including by way of merger, consolidation or otherwise (other than affiliates of OppenheimerFunds, Inc. or Apollo Management, L.P., acting individually or as a group), or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office.

         (c) If the Executive is, in the opinion of a nationally recognized accounting firm jointly selected by the Executive and the Company, required to pay an excise tax on "excess parachute payments" (as defined in Section 280G(b) of the Internal Revenue Code of 1986, as amended (the "Code")) under Section 4999 of the Code as a result of an acceleration of the vesting of stock options, the Company shall have an absolute and unconditional obligation to pay the Executive in accordance with the terms of this Section 9 the amount of such taxes. In addition, the Company shall have an absolute and unconditional obligation to pay the Executive such additional amounts as are necessary to place the Executive in the exact same financial position that he would have been in if he had not incurred any expected tax liability under Section 4999 of the Code; provided that the Company shall in no event pay the Executive any amounts with respect to any penalties or interest due under any provision of the Code. The determination of the exact amount, if any, of any expected "excess parachute payments" and any expected tax liability under Section 4999 of the Code shall be made by a nationally-recognized independent accounting firm selected by the Executive and the Company. The fees and expenses of such accounting firm shall be paid by the Company. The determination of such accounting firm shall be final and binding on the parties. The Company irrevocably agrees to pay to the Executive, in immediately available funds to an account designated in writing by the Executive, any amounts to be paid under this Section 9(c) within two business days after receipt by the Company of written notice from the accounting firm which sets forth such accounting firm's determination. In addition, in the event that such payments are not sufficient to pay all excise taxes on "excess parachute payments" under Section 4999 of the Code as a result of an acceleration of the vesting of options or for any other reason and to place the Executive in the exact same financial position that he would have been in if he had not incurred any expected tax liability under Section 4999 of the Code as a result of a change in control, then the Company shall have an absolute and unconditional obligation to pay the Executive such additional amounts as may be necessary to pay such excise taxes and place the Executive in the exact same financial position that he would have been had he not incurred any tax liability as a result of a change in control under the Code. Notwithstanding the foregoing, in the event that a written ruling (whether public or private) of the Internal Revenue Service ("IRS") is obtained by or on behalf of the Company or the Executive, which ruling provides that the Executive is not required to pay, or is entitled to a refund with respect to, all or any portion of such excise taxes or additional amounts, the Executive shall promptly reimburse the Company in an amount equal to all amounts paid to the Executive pursuant to this Section 9 less any excise taxes or additional amounts which remain payable by, or are not refunded to, the Executive after giving effect to such IRS ruling. Each of the Company and the Executive agrees to promptly notify the other party if it receives any such IRS ruling.

         10. Remedies. The Executive and Company agree that damages for breach of any of the covenants under Sections 7 and 8 above will be difficult to determine and inadequate to remedy the harm which may be caused thereby, and therefore consent that these covenants may be enforced by temporary or permanent injunction without the necessity of bond. The Executive believes, as of the date of this Agreement, that the provisions of this Agreement are reasonable and that the Executive is capable of gainful employment without breaching this Agreement. However, should any court or arbitrator decline to enforce any provision of
Section 7 or 8 of this Agreement, this Agreement shall, to the extent applicable in the circumstances before such court or arbitrator, be deemed to be modified to restrict the Executive's competition with the Company to the maximum extent of time, scope and geography which the court or arbitrator shall find enforceable, and such provisions shall be so enforced.

         11. Indemnification. The Company shall indemnify the Executive to the full extent provided in the Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws and the law of the State of Delaware in connection with his activities as an officer of the Company.

         12. Entire Agreement. The provisions contained herein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede any and all prior agreements, understandings and communications between the parties, oral or written, with respect to such subject matter.

         13. Modification. Any waiver, alteration, amendment or modification of any provisions of this Agreement shall not be valid unless in writing and signed by both the Executive and the Company.

         14. Severability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect.

         15. Assignment. The Executive may not assign any of his rights or delegate any of his duties hereunder without the prior written consent of the Company. The Company may not assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the Executive, except that any successor to the Company by merger or purchase of all or substantially all of the Company's assets shall assume this Agreement.

         16. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the successors in interest of the Executive and the Company.

         17. Notices. All notices and other communications required or permitted hereunder shall be made in writing and shall be deemed effective when delivered personally or transmitted by facsimile transmission, one business day after deposit with a nationally recognized overnight courier (with next day delivery specified) and five days after mailing by registered or certified mail:

                           if to the Company:

                           Sirius Satellite Radio Inc.
                           1221 Avenue of the Americas
                           36th Floor
                           New York, New York 10020
                           Attention: General Counsel
                           Telecopier: (212) 584-5353

                           if to the Executive:

                           Guy Johnson
                           Address on file at the offices
                           of the Company

or to such other person or address as either party shall furnish in writing to the other party from time to time.

         18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

         19. Non-Mitigation. The Executive shall not be required to mitigate damages or seek other employment in order to receive compensation or benefits under Section 6 or 9 of this Agreement; nor shall the amount of any benefit or payment provided for under Section 6 or 9 of this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer.

         20. Arbitration. (a) The Executive and the Company agree that if a dispute arises concerning or relating to the Executive's employment with the Company, or the termination of the Executive's employment, such dispute shall be submitted to binding arbitration under the rules of the American Arbitration Association regarding resolution of employment disputes in effect at the time such dispute arises. The arbitration shall take place in New York, New York, before a single experienced arbitrator licensed to practice law in New York and selected in accordance with the American Arbitration Association rules and procedures. Except as provided below, the Executive and the Company agree that this arbitration procedure will be the exclusive means of redress for any disputes relating to or arising from the Executive's employment with the Company or his termination, including disputes over rights provided by federal, state, or local statutes, regulations, ordinances, and common law, including all laws that prohibit discrimination based on any protected classification. The parties expressly waive the right to a jury trial, and agree that the arbitrator's award shall be final and binding on both parties, and shall not be appealable. The arbitrator shall have discretion to award monetary and other damages, and any other relief that the arbitrator deems appropriate and is allowed by law. The arbitrator shall have the discretion to award the prevailing party reasonable costs and attorneys' fees incurred in bringing or defending an action, and shall award such costs and fees to the Executive in the event the Executive prevails on the merits of any action brought hereunder.

         (b) The Company and the Executive agree that the sole dispute that is excepted from Section 20(a) is an action seeking injunctive relief from a court of competent jurisdiction regarding enforcement and application of Sections 7, 8 or 10 of this Agreement, which action may be brought in addition to, or in place of, an arbitration proceeding in accordance with Section 20(a).

         21. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

         22. Executive's Representations. The Executive hereby represents and warrants to Company that he (a) is not now under any contractual or other obligation that is inconsistent with or in conflict with this Agreement or that would prevent, limit, or impair the Executive's performance of his obligations under this Agreement; (b) is not suffering from, or aware of, any physical or mental condition which could reasonably be expected to affect his ability to function as an officer of the Company; (c) has been provided the opportunity to be, or has been, represented by legal counsel in preparing, negotiating, executing and delivering this Agreement; and (d) fully understands the terms and provisions of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                            SIRIUS SATELLITE RADIO INC.



                                            By:  /s/ John H. Schultz
                                                 -------------------
                                                 John H. Schultz
                                                 Senior Vice President,
                                                 Human Resources



                                                 /s/ Guy Johnson
                                                 -------------------
                                                 Guy Johnson